Investor Contact:
Brian Campbell, Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons Reports Fourth Quarter and Fiscal Year 2013 Results

•
Fiscal year adjusted revenue, which excludes the results of the divested consumer publishing programs and the impact of foreign exchange, grew 1%.   Revenue growth on a US GAAP basis was essentially flat excluding foreign exchange.

•
On a comparable basis to Q3 guidance, fiscal year adjusted EPS at $2.97 vs. $2.95 to $3.05.   EPS on a US GAAP basis was $2.39 per share compared with $3.47 in the prior year, driven principally by unusual charges related to restructuring as well as lower print book sales.

•
Adjusted free cash flow of $270 million, up from $260 million in FY12, including some timing benefits.  Adjusted free cash flow excludes a $42 million disputed income tax deposit paid to the German tax authorities in fiscal year 2013.

•
Fiscal Year 2014 outlook is for low single digit revenue growth, excluding divested consumer publishing programs, and adjusted EPS in a range of $2.85 to $2.95, which excludes all consumer programs, restructuring, impairment and other unusual items.

•	Restructuring on-track to realize $80 million run rate expense savings starting in FY15.
Change
$ millions	FY13	FY12	Excluding FX	Including FX
US GAAP
Revenue: Q4 Full Year	$446 $1,761	$455 $1,783	(0.4%) (0.3%)	(2%) (1%)
EPS: Q4 Full Year	$0.13 $2.39	$0.80 $3.47	(81%) (30%)	(84%) (31%)
ADJUSTED
Revenue:* Q4 Full Year	$441 $1,715	$435 $1,710	3% 1%	1% 0.3%
EPS:** Q4 Full Year	$0.71 $2.92	$0.77 $3.12	(5%) (5%)	(8%) (6%)

*The Company divested certain consumer publishing programs during fiscal year 2013.  The divestment of the consumer publishing programs followed the Company’s announcement in March 2012 to explore opportunities to sell or discontinue consumer publishing programs that no longer align with the Company’s long-term strategy. The divestment of the consumer publishing programs was effectively complete by April 30, 2013.   For comparison purposes, revenue from these divested consumer publishing programs of $5.2 million and $45.6 million for the fourth quarter and fiscal year 2013, and $19.1 million and $73.0 million in the fourth quarter and fiscal year 2012, respectively, have been excluded in determining adjusted revenue.

** See attached schedule for calculation of Adjusted Earnings Per Share (EPS).

June 18, 2013 (Hoboken, NJ) – John Wiley & Sons, Inc. (NYSE: JWa and JWb), a global provider of knowledge and knowledge-based services in areas of research, professional development, and education today announced results for the fourth quarter and fiscal year 2013.

Fiscal Year Highlights
•
Adjusted revenue change by segment, excluding FX and divested consumer publishing revenue:  Research -2%, Professional Development +5%, and Education +7%.   Research performance was impacted by timing issues around journal publication and subscription orders, a decline in print book sales and a drop off in corporate reprints and backfiles.  Adjusted Professional Development revenue (excluding divested consumer revenue in all periods) grew 5% due to the growth in workplace learning (Inscape) and  test prep and certification, including the acquisition of ELS, and digital book sales partially offset by lower sales of print books.  Education’s 7% growth is primarily attributed to the mid-year addition of Deltak, and strong performance from WileyPLUS and other digital and custom products, which offset  declines in print textbooks. US GAAP revenue change by segment, excluding FX:  Research -2%, Professional Development -2%, and Education +7%.

•
Adjusted EPS declined 5% to $2.92 per share excluding FX, the restructuring and related impairment charges, the divested consumer publishing programs and certain other items described in the attached schedules and notes.  On a comparable basis to third quarter guidance, EPS was $2.97, which is equivalent to US GAAP but excluded all fourth quarter unusual items.  This result was unfavorably impacted in the fourth quarter by $0.02 of additional negative foreign exchange.  Revenue performance, combined with higher technology expense and higher interest expense, was partially offset by lower income tax rates and contributions from recently acquired businesses including Deltak, Inscape and Efficient Learning Systems (ELS).  EPS on a US GAAP basis declined to $2.39 per share. See attached schedule for reconciling details.

•
Adjusted Free Cash Flow: $270 million vs. $260 million in fiscal year 2012, due to timing, improved cash collections and lower capital spending. Adjusted free cash flow excludes a $42 million disputed income tax deposit paid to the German tax authorities in fiscal year 2013.

•
Net Debt and Cash Position: Net debt of $339 million, up from $215 million at the end of fiscal year 2012 as a result of acquisitions and share repurchases.  Cash and cash equivalents at April 30, 2013 were $334 million.

•
Shared service and administrative costs grew 2% for the year on an adjusted basis, which excludes restructuring and asset impairment charges. Higher technology spending was partially offset by lower distribution, finance and other administration costs.

•
Acquisition and Divestitures: In October 2012, Wiley acquired Deltak, an online program provider for higher education institutions, for $220 million.  In November 2012, Wiley acquired ELS , an e-learning systems provider in areas like CPA test preparation, for $24 million.

•	Share Repurchases: Wiley repurchased 1,846,873 shares this year at a cost of approximately $74 million.
•	Dividend: In June 2012, Wiley increased its quarterly dividend by 20% to $0.24. It was the nineteenth consecutive annual increase, and follows a 25% increase in fiscal year 2012.
•
Restructuring:  In January 2013, Wiley initiated an expansion of its ongoing program to restructure and realign its cost base with current and anticipated future market conditions.  As a result, the Company recorded restructuring and impairment charges in the fourth quarter of $39.6 million or $0.46 per share. The charge includes accrued redundancy costs; U.S. defined benefit pension plan termination costs; process reengineering consulting costs and the write off of certain publishing and technology assets.  The Company is on track to realize approximately $80 million in cost savings on a run-rate basis by the end of April 2014.  The Company is targeting a majority of the cost savings achieved to improve margins and earnings, while some will be reinvested in high growth digital business opportunities.

•
New CFO named:  As previously announced, Ellis Cousens, Wiley’s CFO and Chief Operations Officer, will retire as planned at the end of Fiscal Year 2014.  Following a comprehensive external search, Wiley has named John Kritzmacher, former CFO of Lucent Technologies and Global Crossing, as Executive Vice President and Chief Financial Officer, effective July 1, 2013.  John will be responsible for Wiley’s global finance function and activities, business development, M&A and investor relations.  Ellis Cousens will retain responsibility for certain global operations and oversee the Company’s cost restructuring initiative until his retirement from the Company.

•
Segment renaming:  Wiley has changed the name of two of its three operating segments to reflect their core mission.  Scientific, Technical, Medical and Scholarly has been renamed “Research” and Global Education is now “Education.”

Fourth Quarter Highlights
•
Adjusted revenue change by segment, excluding FX and divested consumer publishing revenue:  Research -1%, Professional Development +2%, and Education +25%.   Research performance was due to a decline in print book sales, which offset journal-related growth.  Professional Development’s performance is attributed to growth in online training and assessment (Inscape) and ebooks partially offset by lower print book revenue.  Education grew 25% due to the contribution from Deltak and WileyPLUS partially offset by continued weakness in print textbooks.

•	GAAP revenue change by segment, excluding FX: Research -1%, Professional Development -11%, and Education +25%
•
Adjusted EPS fell 5% to $0.71 per share excluding FX, the restructuring and related impairment charges, the impact of the divested consumer publishing programs and certain other items described in the attached schedule. Growth from online training and assessment (Inscape) and contingency costs savings were partially offset by lower print book revenue and higher technology expense. EPS on a US GAAP basis for the fourth quarter fell 84% including restructuring and impairment charges and certain other items described in the attached schedule.

•	Share Repurchases: Wiley repurchased 741,189 shares this quarter at an approximate cost of $28.5 million.

Restructuring Update
As previously announced at the end of the third quarter, Wiley recorded a fourth quarter restructuring charge of $24.5 million ($0.27 per share) related to its cost restructuring initiative, which is on track to yield $80 million in run rate net savings by the end of  fiscal year 2014.  The charge is primarily related to severance and other employee separation-related benefits; process reengineering consulting costs and U.S. defined benefit pension plan termination costs. As previously noted, the Company is targeting more than half of the cost savings achieved to improve financial performance, while the remainder will be reinvested in high growth digital business opportunities. The $24.5 million charge and other actions identified to date will yield approximately $38 million in ongoing savings towards the $80 million overall program objective when fully phased-in over the course of fiscal 2014.  Finally, as a result of the restructuring strategies identified, the Company recorded impairment charges on technology and controlled circulation journal assets of $15.2 million ($0.19 per share).

Wiley expects to record an additional charge or charges during fiscal year 2014 as it implements successive phases of the program.  Given progress to date, the Company expects that it will be in a position to begin implementation of the next phase of the restructuring initiative mid-fiscal year which will generate a charge for additional employee separation-related benefits of a similar size to that taken at year end fiscal 2013.  The Company will endeavor to provide as much forward guidance on such charges and progress on the achievement of savings as feasible over the course of the fiscal year.

Management Commentary
“Although we are disappointed with our revenue and earnings performance this year the positives for the year are noteworthy,” said Steve Smith, President and CEO of Wiley.  “We made the largest non-content acquisition in our history with the purchase of Deltak, an online program provider for higher education institutions.  It not only transformed our educational institutional services business in a high growth area of the market, it also provided Wiley with a new institutional sales channel, and moved us well along the path towards digital content and services.  Our Professional Development business is also more sharply focused on professional communities today than a year ago.  We have sold our consumer publishing programs while recently acquiring a workplace assessment provider in Inscape and a test preparatory platform provider in ELS.  Finally, in Research, we won the largest society deal in our history, a $23 million contract with the American Geophysical Union (AGU); we experienced outstanding growth in China; and our calendar year 2013 journal billings are up about 3% as of the end of May.

Mr. Smith continued: “Our Research business was affected this year by the timing of journal publication and subscription orders versus last year, as well as a decline in print book sales and corporate reprints.  With that said, the underlying performance of the journals subscription business is solid.  While print book sales were anticipated to decline in all three segments, the declines were more significant than anticipated in parts of the business. Under the circumstances we are pleased that Wiley is able to report solid free cash flow for the year, which is the result of underlying performance, some timing benefits, cash collections from journal subscriptions and prudent capital spending. Our recent acquisitions and our digital products also performed strongly.”

“In the last six months we have initiated the largest restructuring and reinvestment program in Wiley’s history, which is on track to realize its goal of $80 million in run rate savings by the end of fiscal 2014; we announced Ellis Cousens’ pending retirement and concluded a search for a new CFO,” said Mr. Smith.   “We heartily welcome John Kritzmacher to the Wiley team.  John is a former CFO at Lucent Technologies and Global Crossing, a former COO of Services at Alcatel-Lucent, and a former SVP-Business Operations and Organization Planning at WebMD.”

Outlook
Mr. Smith concluded:  “FY14 will be a transitional year for Wiley.  The significant earnings benefits coming from the restructuring, Deltak, and newly-developed businesses will not be fully realized until FY15.  We are expecting adjusted EPS, excluding all fiscal year 2013 and 2014 restructuring and impairment charges, the full impact of our former consumer publishing programs, and one-time tax benefits or charges, to be more or less flat in the range of $2.85 to $2.95.  Expected results for fiscal year 2014 include ongoing investments in enabling technology, the year-on-year increase in incentive plan costs to target levels versus FY13 actual accruals, and investments to accelerate growth in Deltak in-line with the extraordinary market opportunity.”

Mr. Smith continued:  “We expect a significant lift in FY15 earnings from savings resulting from the completion of the restructuring initiative, contributions from acquired business and new digital products and services.  Going forward, we expect the downward trajectory of core-business earnings to moderate as print-related efficiencies take effect. At the same time we expect to see significant earnings contributions coming from new digital products and services and acquisitions.”

Foreign Exchange
As reflected in the attached schedules, for the quarter ended April 30, 2013, earnings were unfavorably affected by $0.02 per share when compared to the same period ended April 30, 2012.  Revenue was unfavorably affected by $7 million, while costs and expenses were positively affected by $5 million.  For the twelve-month period, earnings were unfavorably affected by $0.04 per share compared to fiscal year 2012.  Revenue was unfavorably affected by $17 million, while costs and expenses were positively affected by $13 million.  For fiscal year 2013 (FY2012), the weighted average rates for sterling decreased 2% to 1.58 (1.59), and the euro decreased 6% to 1.29 (1.37) against prior year on a U.S. dollar equivalent basis.  Unless otherwise noted, amounts referenced in this report are presented excluding the effect of foreign exchange transactions and translations.

RESEARCH
•	Fourth quarter revenue fell 1%, excluding FX
•	Fourth quarter adjusted contribution to profit including allocated shared service and administrative costs fell 4%, excluding unusual items and FX
•
5 new society journals were signed in the quarter with combined annual revenue of $3 million.  Two were lost or not renewed worth $563,000.  Nineteen were renewed worth approximately $10 million annually.

•	Calendar year 2013 journal subscription billings by end of May are approximately 3% above same time prior year due to strong society wins and growth in US and Asia

Research revenue for the quarter fell 3% to $283 million, or 1% excluding FX due largely to a sharp decline in print book sales, which offset higher journal revenue. Fourth quarter contribution to profit including allocated shared service and administrative costs fell 16% excluding FX, or 4% excluding restructuring and impairment charges.

For the fiscal year, revenue fell 3% to $1.01 billion, or 2% excluding FX due to timing and phasing issues around journal subscription orders and publication, a decline in print book sales, and a significant drop-off in corporate sales and advertising.  Fiscal year contribution to profit including allocated shared service and administrative costs fell 8% excluding FX, or 3% excluding the year to date restructuring and impairment charges and FX, due to top line results and higher technology costs.

For calendar year 2013, the Company piloted an alternative journal subscription license model for a group of customers. Previously those customer licenses were based on a commitment by the Company to provide a discrete number of online journal issues which provided for recognition of revenue by the Company as issues were published. Under this alternative model, Wiley provides access to all content published in the calendar year and provides for recognition of revenue ratably at 1/12th per calendar month. The new licensing terms result in a $3.0 million shift of revenue from fiscal year 2013 to fiscal year 2014, but will have no impact on current or future  calendar year journal revenue.

Restructuring and Impairment Charges
Fourth quarter Research results include restructuring and related impairment charges of $3 million and $10 million, respectively. Full year results also include a $3 million restructuring charge taken in the first quarter of fiscal year 2012. See attached schedules and related notes for further detail.

Journal Subscription Timing
In fiscal year 2013, the Research segment experienced a “perfect storm” of adverse timing and phasing issues around journal subscription orders and publication, which resulted in lower-than-expected subscription revenue.  Although calendar year 2012 subscription billings were up 1.6% and calendar year 2013 subscription billings through April 30, 2013 increased approximately 3%, the following phasing and other impacts lowered fiscal year 2013 reported revenue by approximately $15 million offsetting all of the expected 2% growth versus prior year:
•	Timing of issue publication (-$3 million) vs. FY2012
•	Timing of subscription orders (-$2 million) vs. FY2012
•	New society publication schedule (-$2 million)
•	Timing of cash-basis subscriber revenue (-$3 million) vs. FY2012
•	Time-based earnings pilot (-$3 million)
•	Other/mix variance (-$2 million)

Fourth Quarter Revenue by Product/Service (excluding FX):
•	Journal Subscription revenue grew 1% to $180 million mainly due to issue publication timing and continued tight library funding
•	Print Book sales fell 25% to $27 million
•	Digital Book sales fell 12% to $12 million
•	Advertising/Corporate Reprints fell 2% to $18 million
•	Article Select (pay-per-article) was flat at $5 million
•	Open Access revenue more than tripled to $3 million

Journal Renewals
•	Calendar year 2013 subscription billings are up approximately 3% as of the end of May versus same time last year due to strong society wins and growth in the US and Asia.

Society Partnerships
•	5 new society journals were signed in the quarter with combined annual revenue of $3 million
•	Nineteen were renewed in the quarter worth approximately $10 million annually
•	Two were lost or not renewed in the quarter worth $563,000

PROFESSIONAL DEVELOPMENT (PD)
•	Fourth quarter adjusted revenue grew 2%, excluding FX and revenue from the divested consumer publishing programs in both the current and prior year periods.
•	Fourth quarter adjusted contribution to profit including allocated shared service and administrative costs was flat at $6 million excluding FX and unusual items noted below.
•	Digital revenue grew 36% excluding FX in the quarter to $27 million, or 27% of total revenue.

Adjusted Professional Development revenue for the quarter grew 2% to $95 million, excluding revenue from divested publishing programs in both years and the impact of foreign exchange.  Contributions from Inscape and the ELS acquisitions, as well as the test prep and certification partnership with the CFA Institute and ebook revenue were offset by a decline in print book revenue.  For the quarter, adjusted contribution to profit including allocated shared service and administrative costs was essentially flat year-over-year at $6 million excluding unusual items top-line results and cost savings initiatives.

For the quarter, digital revenue was 27% of total PD revenue, or $27 million, a roughly 36% increase over prior year excluding FX.  Results were driven by online assessment (Inscape), eLearning services (CPA and CFA test prep and certification) and ebooks.

For the fiscal year, adjusted revenue grew 5% to $371 million excluding the operating results of the divested consumer publishing programs.  The performance of acquired companies and professional partnerships and ebook revenue offset a decline in print book sales. Adjusted contribution to profit for fiscal year 2013 including allocated shared service and administrative costs grew $4.9 million to $21.5 million excluding FX and unusual items. Growth was driven principally by results from acquired companies and costs savings initiatives.

Unusual items:
Fourth quarter and fiscal year adjusted results exclude the following unusual items:

•	Restructuring charges in the fourth quarter and full fiscal year 2013 of $6 million and $8 million, respectively.
•	A $10 million fiscal year 2013 gain on the sale of consumer travel publishing program.
•	A $16 million fiscal year 2013 charge for the impairment of consumer publishing assets.
•	A $4 million loss on the sale of the remaining consumer publishing assets reported in the fourth quarter and full fiscal year 2013 results.
•
The operating results of the consumer publishing program for all periods. Fourth quarter revenue from consumer publishing for fiscal year 2013 and 2012 was $5 million and $19 million, respectively.   Contribution to profit, excluding the loss on sale of consumer publishing, was a $2 million loss and $2 million of profit, respectively.

•
Fiscal year 2013 and 2012 revenue from consumer publishing was $46 million and $73 million, respectively. Contribution to profit, excluding the sale and impairment of consumer programs, was profit of $1 million and $8 million, respectively.

Fourth Quarter Revenue by Product/Service (excluding FX):
•	Print book revenue fell 12% to $60 million, excluding the revenue from the divested assets
•	Digital book revenue grew 18% to $17 million
•	Online Training and Assessment nearly doubled to $9 million due to the performance of Inscape workplace learning solutions

Online Training and Assessment
We merged our Inscape and Pfeiffer business into a single Workplace Learning Solutions group during the quarter. Inscape performance for the full fiscal year 2013 exceeded the company’s earnings expectations. The results reflect the Company’s successful migration to a new 3rd generation Everything DiSC application. Year-over-year comparative revenue growth from Inscape was 8%. Sales through Inscape’s North American distributor sales channels grew 7.5%, while sales through other global distributor channels increased 8.9%.  We added a second product development studio, doubled the number of assessment-related training products under development and added leadership focus and brand management resources to our Everything DiSC and Leadership Challenge Lines.

Test Prep and Certification
Our indigenous test prep program showed solid growth in fiscal year 2013 with the addition of the Certified Managerial Accountant (CMA) exam prep to our historic and growing CPA Test Prep.   Total revenue nearly doubled to $6 million.  During the year, Wiley also completed the acquisition of ELS, a provider of the full online CPA Review course ‘CPA Excel’, which contributed revenue of $4 million to the Company’s results.

EDUCATION
•	Fourth quarter revenue grew 25%, excluding FX, to $63 million. Excluding Deltak ($17 million) and FX, revenue fell 9% due to a decline in print textbook sales including for-profit institutional sales.
•	Fiscal year digital revenue grew $51 million to 30% of revenue vs. 15% in the prior year mainly due to the addition of Deltak revenue, +26% growth in WileyPLUS, and increased ebook sales.
•
Fourth quarter adjusted contribution to profit including allocated shared service and administrative costs improved $2 million to a loss of $8 million, excluding FX and a $1 million restructuring charge.  Results reflect top-line performance and higher margin digital products.

Fourth quarter Education revenue grew 24% to $63 million, or 25% excluding FX.   Excluding Deltak, which contributed $17 million of revenue in the quarter, Education revenue fell 9% due to a sharp decline in print textbooks, which more than offset growth in WileyPLUS and other digital revenue.   For the quarter, adjusted contribution to profit including allocated shared service and administrative costs improved $2 million to a loss of $8 million due to top line results and higher margin digital products. Adjusted contribution to profit for the quarter excludes a $1 million restructuring charge.

For the fiscal year, Education revenue grew 7% to $334 million excluding FX.  Online program management revenue from Deltak ($34 million) and digital product revenue were partially offset by lower print textbook sales. Excluding the impact of Deltak, full-year Education revenue declined 4%.  Adjusted contribution to profit for fiscal year 2013 including allocated shared service and administrative costs fell 11% to $52 million excluding restructuring charges of $1 million.  Performance was due to top line results.

Fourth Quarter Revenue by Product/Service (excluding FX):
•	Print Textbook revenue declined 26% to $24 million.
•	Custom Print increased by 61% to $1 million.
•	Ebooks grew 3% to $6 million.
•	Online Program Management (Deltak) for higher education institutions was $17 million. Annual revenue at the time of the acquisition was approximately $54 million.
•	WileyPLUS, an online teaching and learning environment, grew 32% to $12 million.

Deltak Update
Deltak, one of the leading Online Program Management (OPM) providers in the United States, contributed $34 million in revenue in its first six months as a Wiley entity, vs. $54 million in annual revenue at the time of acquisition. Deltak is a high-growth business that works in close partnership with leading colleges and universities to develop and support fully online degree and certification programs, with tuition revenue being shared by both partners under long-term contracts. The business, founded in 1997, provides technology platforms and services including market research validating program demand, instructional design, marketing, and student recruitment and retention services to leading national and regional colleges and universities throughout the United States.

In the fourth quarter, Deltak added two new university partners to the fold.  Since the acquisition closed in October, Deltak has added five new university partners, the American University, Case Western Reserve University, Queens University of Charlotte, Butler University and the University of Dayton for a total of 31.   In the fourth quarter Deltak contracted 24 new programs from among new and existing partners. Across Deltak’s partner base as of April 30, 2013 there are approximately 100 revenue-generating programs and 46 programs under contract and in development but not yet generating revenue.   During the quarter the Company received a commitment from Queens University of Charlotte for a campus-wide implementation of the Deltak Engage Learning Management system.

Note:
The Company provides cash flow and income measures referred to as adjusted revenue, EPS and free cash flow, which exclude certain items.  Management believes the exclusion of such items provides additional information to facilitate the analysis of results.  These non-GAAP measures are not intended to replace the financial results reported in accordance with GAAP.

Conference Call
•	Scheduled for today, June 18 at 10:00 a.m. (EDT). Wiley will discuss financial results for the fourth quarter and fiscal year 2013.
•	Access the webcast at www.wiley.com> Investor Relations> Events and Presentations, or http://www.wiley.com/WileyCDA/Section/id-370238.html
•	U.S. callers, please dial (888) 596-2629 and enter the participant code 7535302#
•	International callers, please dial (913) 312-0384 and enter the participant code 7535302#
•	An archive of the webcast will be available for a period of up to 14 days

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley
Wiley is a global provider of knowledge and knowledge-based solutions that improve outcomes in research, education, and professional practice.  Our core businesses produce scientific, technical, medical, and scholarly journals, reference works, books, database services, and advertising; professional books, subscription products, certification and training services and online applications; and education content and services including integrated online teaching and learning resources for undergraduate and graduate students and lifelong learners.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
APRIL 30, 2013 AND 2012
(in thousands, except per share amounts)

FOURTH QUARTER ENDED APRIL 30,

		2013			2012		% Change
	US GAAP	Adjustments (C)	Adjusted	US GAAP	Adjustments (C)	Adjusted	US GAAP	Adjusted

Revenue	$445,854	(5,196)	440,658	454,577	(19,088)	435,489	-2%	3%

Costs and Expenses
Cost of Sales	133,640	(4,363)	129,277	138,924	(10,708)	128,216	-4%	2%
Operating and Administrative	243,315	(2,497)	240,818	236,045	(5,853)	230,192	3%	6%
Restructuring Charges (A)	24,452	(24,452)	-	-	-	-
Impairment Charges (A)	15,158	(15,158)	-	-	-	-
Amortization of Intangibles	11,578	-	11,578	9,785	(40)	9,745	18%	21%

Total Costs and Expenses	428,143	(46,470)	381,673	384,754	(16,601)	368,153	11%	5%

Loss on Sale of Consumer Publishing Programs (B)	(3,846)	3,846	-	-	-	-

Operating Income	13,865	45,120	58,985	69,823	(2,487)	67,336	-80%	-9%
Operating Margin	3.1%		13.4%	15.4%		15.5%

Interest Expense	(3,521)	-	(3,521)	(2,768)	-	(2,768)	27%	27%
Foreign Exchange Loss	(442)	-	(442)	(1,112)	-	(1,112)	-60%	3%
Interest Income and Other	1,045	-	1,045	681	-	681	53%	53%

Income Before Taxes	10,947	45,120	56,067	66,624	(2,487)	64,137	-84%	-10%

Provision for Income Taxes (A-E)	2,996	10,553	13,549	18,359	(945)	17,414	-84%	-19%

Net Income	$7,951	34,567	42,518	48,265	(1,542)	46,723	-84%	-6%

Earnings Per Share- Diluted	$0.13	0.58	0.71	0.80	(0.03)	0.77	-84%	-5%

Average Shares - Diluted	59,543	59,543	59,543	60,636	60,636	60,636

TWELVE MONTHS ENDED APRIL 30,

		2013			2012		% Change
	US GAAP	Adjustments (C)	Adjusted	US GAAP	Adjustments (C)	Adjusted	US GAAP	Adjusted

Revenue	$1,760,778	(45,555)	1,715,223	1,782,742	(73,048)	1,709,694	-1%	1%

Costs and Expenses
Cost of Sales	532,232	(29,868)	502,364	543,396	(41,627)	501,769	-2%	1%
Operating and Administrative	933,148	(14,615)	918,533	922,177	(23,058)	899,119	1%	3%
Restructuring Charges (A)	29,293	(29,293)	-	-	-	-
Impairment Charges (A)	30,679	(30,679)	-	-	-	-
Amortization of Intangibles	41,982	(53)	41,929	36,750	(282)	36,468	14%	16%

Total Costs and Expenses	1,567,334	(104,508)	1,462,826	1,502,323	(64,967)	1,437,356	4%	3%

Net Gain on Sale of Consumer Publishing Programs (B)	5,983	(5,983)	-	-	-	-

Operating Income	199,427	52,970	252,397	280,419	(8,081)	272,338	-29%	-6%
Operating Margin	11.3%		14.7%	15.7%		15.9%

Interest Expense	(13,078)	-	(13,078)	(9,038)	-	(9,038)	45%	45%
Foreign Exchange Loss	(2,041)	-	(2,041)	(2,261)	-	(2,261)	-10%	-1%
Interest Income and Other	2,614	-	2,614	2,975	-	2,975	-12%	-12%

Income Before Taxes	186,922	52,970	239,892	272,095	(8,081)	264,014	-31%	-8%

Provision for Income Taxes (A-E)	42,697	21,621	64,318	59,349	13,222	72,571	-28%	-10%

Net Income	$144,225	31,349	175,574	212,746	(21,303)	191,443	-32%	-7%

Earnings Per Share- Diluted	$2.39	0.52	2.92	3.47	(0.35)	3.12	-31%	-5%

Average Shares - Diluted	60,224	60,224	60,224	61,272	61,272	61,272

See the accompanying Notes to Unaudited Financial Statements for a description of each Adjustment.

JOHN WILEY & SONS, INC.
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
APRIL 30, 2013 AND 2012

RECONCILIATION OF US GAAP EPS TO ADJUSTED EPS - DILUTED (UNAUDITED)

	Fourth Quarter Ended		Twelve Months Ended
	April 30,		April 30,
	2013	2012	2013	2012

US GAAP Earnings Per Share - Diluted	$0.13	$0.80	$2.39	$3.47
Adjusted to exclude the following:
Restructuring Charges (A)	(0.27)	-	(0.33)	-
Impairment Charges (A)	(0.19)	-	(0.35)	-
Gain/(Loss) on Sale of Consumer Publishing Programs (B)	(0.06)	-	0.04	-
Operational Results of Divested Consumer Programs (C)	(0.02)	0.03	0.01	0.09
One-time Tax Benefit/(Charge) on Recorded Tax Reserves (D)	(0.04)	-	(0.04)	0.12
Deferred Income Tax Benefit on UK Rate Change (E)	-	-	0.14	0.14

Adjusted Earnings Per Share - Diluted	$0.71	$0.77	$2.92	$3.12

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Adjustments:
(A)
RESTRUCTURING CHARGES: The adjusted results for the fourth quarter and twelve months ended April 30, 2013 exclude restructuring charges related to the Company's Restructuring and Reinvestment Program of $24.5 million ($16.3 million after tax, $0.27 per share).  The twelve months ended April 30, 2013 also exclude a first quarter restructuring charge related to certain activities that will either be discontinued, outsourced, or relocated due to the Company's ongoing transformation to digital products and services of $4.8 million ($3.5 million after tax, $0.06 per share).

IMPAIRMENT CHARGES: The adjusted results for the fourth quarter and twelve months ended April 30, 2013 exclude asset impairment charges related to certain controlled circulation publishing programs in the Company's Research business and certain technology investments of $15.2 million ($11.4 million after tax, $0.19 per share).  The twelve months ended April 30, 2013 also exclude second quarter asset impairment charges related to the divested Professional Development consumer publishing programs of $15.5 million ($9.6 million after tax, $0.16 per share).

(B)
GAIN/LOSS ON SALE: The adjusted results for the fourth quarter and twelve months ended April 30, 2013 exclude a loss on sale of certain Professional Development consumer publishing programs of $3.8 million ($3.6 million after tax, $0.06 per share). The twelve months ended April 30, 2013 also exclude a $9.8 million gain ($6.2 million after tax, $0.10 per share) on the sale of the Company's travel publishing program.

(C)
The adjusted results for the fourth quarter  and twelve months ended April 30, 2013 and 2012 exclude the operating results of the divested Professional Development consumer publishing programs sold in fiscal year 2013.

(D)
The adjusted results for the fourth quarter and twelve months ended April 30, 2013 exclude a tax charge of $2.1 million ($0.04 per share) due to recently published IRS tax positions related to the Company's ability to take certain deductions in the U.S.  The adjusted results for the twelve months ended April 30, 2012 also exclude a tax benefit of $7.5 million ($0.12 per share) related to the reversal of an income tax reserve recorded in conjunction with the Blackwell acquisition.

(E)
The adjusted results for the twelve months ended April 30, 2013 and 2012 exclude deferred tax benefits of $8.4 million ($0.14 per share) and $8.8 million ($0.14 per share), respectively. The tax benefits were derived from 2% legislative reductions in the United Kingdom corporate income tax rates for both years. The benefits reflect the remeasurement of the Company's deferred tax liability position and had no current cash tax impact.  U.K. deferred tax balances as of April 30, 2013 are reflected at 23%.

Changes in Segment Presentation:
As of May 1, 2012, the Company changed its internal reporting of segment measures for the purposes of assessing performance and making resource allocation decisions. Accordingly, the Company will now report on segment performance after the allocation of certain direct Shared Services and Administrative Costs.  Shared Services and Administrative costs were previously reported as independent functional activities and not reflected in each segment's operating results.  We will continue to report total shared services and administrative costs by function as management believes they are still useful in understanding the company's overall performance.  In addition, management responsibility and reporting of certain Professional Development and Global Education product lines were realigned as of May 1, 2012.  Prior year results have been restated for comparative purposes for each of the changes described above.

Non-GAAP Financial Measures:
In addition to providing financial results in accordance with GAAP, the Company has provided adjusted financial results that exclude the impact of foreign exchange transactions and translation and certain other items described in more detail throughout this press release.  These non-GAAP financial measures are labeled as "Adjusted" and are used for evaluating the results of operations for internal purposes.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes the exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
APRIL 30, 2013 AND 2012
(in thousands)

FOURTH QUARTER ENDED APRIL 30,

		2013			2012		% Change
	US GAAP	Adjustments (A,B,C)	Adjusted	US GAAP	Adjustments (C)	Adjusted	US GAAP	Adjusted
Revenue
Research	$283,146	-	283,146	291,466	-	291,466	-3%	-1%
Professional Development	100,135	(5,196)	94,939	112,599	(19,088)	93,511	-11%	2%
Education	62,573	-	62,573	50,512	-	50,512	24%	25%

Total	$445,854	(5,196)	440,658	454,577	(19,088)	435,489	-2%	3%

Direct Contribution to Profit
Research	$120,339	12,862	133,201	139,951	-	139,951	-14%	-3%
Professional Development	14,729	11,793	26,522	29,743	(2,487)	27,256	-50%	-2%
Education	4,678	1,119	5,797	3,810	-	3,810	23%	55%

Total	$139,746	25,774	165,520	173,504	(2,487)	171,017	-19%	-1%

Contribution to Profit (After Allocated Shared Services
and Admin. Costs)
Research	$86,844	12,862	99,706	106,117	-	106,117	-18%	-4%
Professional Development	(5,849)	11,793	5,944	8,762	(2,487)	6,275	-167%	-4%
Education	(9,318)	1,119	(8,199)	(9,588)	-	(9,588)	-3%	-14%

Total	$71,677	25,774	97,451	105,291	(2,487)	102,804	-32%	-3%

Unallocated Shared Services and Admin. Costs	(57,812)	19,346	(38,466)	(35,468)	-	(35,468)	63%	8%

Operating Income	$13,865	45,120	58,985	69,823	(2,487)	67,336	-80%	-9%

Total Shared Services and Admin. Costs by Function
Distribution	$(28,989)	4,307	(24,682)	(26,568)	-	(26,568)	9%	-6%
Technology Services	(55,306)	9,233	(46,073)	(40,502)	-	(40,502)	37%	14%
Finance	(12,625)	1,982	(10,643)	(12,074)	-	(12,074)	5%	-11%
Other Administration	(28,961)	3,824	(25,137)	(24,537)	-	(24,537)	18%	3%
Total	$(125,881)	19,346	(106,535)	(103,681)	-	(103,681)	21%	4%

TWELVE MONTHS ENDED APRIL 30,

		2013			2012		% Change
	US GAAP	Adjustments (A,B,C)	Adjusted	US GAAP	Adjustments (C)	Adjusted	US GAAP	Adjusted
Revenue
Research	$1,009,825	-	1,009,825	1,040,727	-	1,040,727	-3%	-2%
Professional Development	416,495	(45,555)	370,940	427,562	(73,048)	354,514	-3%	5%
Education	334,458	-	334,458	314,453	-	314,453	6%	7%

Total	$1,760,778	(45,555)	1,715,223	1,782,742	(73,048)	1,709,694	-1%	1%

Direct Contribution to Profit
Research	$420,963	15,828	436,791	452,274	-	452,274	-7%	-2%
Professional Development	86,678	16,056	102,734	108,431	(8,081)	100,350	-20%	3%
Education	103,828	1,288	105,116	107,711	-	107,711	-4%	-2%

Total	$611,469	33,172	644,641	668,416	(8,081)	660,335	-9%	-1%

Contribution to Profit (After Allocated Shared Services
and Admin. Costs)
Research	$286,506	15,828	302,334	317,460	-	317,460	-10%	-3%
Professional Development	5,446	16,056	21,502	25,054	(8,081)	16,973	-78%	28%
Education	50,745	1,288	52,033	58,423	-	58,423	-13%	-11%

Total	$342,697	33,172	375,869	400,937	(8,081)	392,856	-15%	-3%

Unallocated Shared Services and Admin. Costs	(143,270)	19,798	(123,472)	(120,518)	-	(120,518)	19%	2%

Operating Income	$199,427	52,970	252,397	280,419	(8,081)	272,338	-29%	-6%

Total Shared Services and Admin. Costs by Function
Distribution	$(106,578)	4,500	(102,078)	(109,079)	-	(109,079)	-2%	-6%
Technology Services	(168,552)	9,489	(159,063)	(144,418)	-	(144,418)	17%	11%
Finance	(45,804)	1,982	(43,822)	(45,106)	-	(45,106)	2%	-2%
Other Administration	(91,108)	3,827	(87,281)	(89,394)	-	(89,394)	2%	-2%
Total	$(412,042)	19,798	(392,244)	(387,997)	-	(387,997)	6%	2%

See the accompanying Notes to Unaudited Financial Statements for a description of each Adjustment.

JOHN WILEY & SONS, INC.
UNAUDITED ADJUSTED CONTRIBUTION TO PROFIT
INCLUDING ALLOCATED SHARED SERVICES AND ADMINISTRATIVE COSTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
APRIL 30, 2013 AND 2012
(in thousands)

	Fourth Quarter Ended				Twelve Months Ended
		April 30,				April 30,
	2013	2012	% Change	% Change w/o FX	2013	2012	% Change	% Change w/o FX

Research:
Direct Contribution to Profit	$120,339	139,951	-14%	-12%	420,963	452,274	-7%	-6%
Restructuring Charges (A)	2,945	-			5,911	-
Impairment Charges (A)	9,917	-			9,917	-
Adjusted Direct Contribution to Profit	133,201	139,951	-5%	-3%	436,791	452,274	-3%	-2%

Allocated Shared Services and Admin. Costs:
Distribution	(11,196)	(11,637)	-4%	-2%	(46,009)	(47,995)	-4%	-3%
Technology	(16,368)	(16,504)	-1%	0%	(66,105)	(65,734)	1%	1%
Occupancy and Other	(5,931)	(5,693)	4%	6%	(22,343)	(21,085)	6%	7%
Adjusted Contribution to Profit (after allocated	$99,706	106,117	-6%	-4%	302,334	317,460	-5%	-3%
Shared Services and Admin. Costs)

Professional Development:
Direct Contribution to Profit	$14,729	29,743	-50%	-50%	86,678	108,431	-20%	-20%
Loss/(Gain) on Sale of Consumer Publishing Programs (B)	3,846	-			(5,983)	-
Direct Contribution to profit - Divested Consumer Publishing Programs (C)	1,664	(2,487)			(1,019)	(8,081)
Restructuring Charges (A)	6,283	-			7,537	-
Impairment Charges (A)	-	-			15,521	-
Adjusted Direct Contribution to Profit	26,522	27,256	-3%	-2%	102,734	100,350	2%	3%

Allocated Shared Services and Admin. Costs:
Distribution	(9,727)	(10,986)	-11%	-11%	(40,664)	(45,118)	-10%	-9%
Technology	(7,524)	(6,568)	15%	15%	(29,187)	(25,248)	16%	16%
Occupancy and Other	(3,327)	(3,427)	-3%	-3%	(11,381)	(13,011)	-13%	-13%
Adjusted Contribution to Profit (after allocated	$5,944	6,275	-5%	-4%	21,502	16,973	27%	28%
Shared Services and Admin. Costs)

Education:
Direct Contribution to Profit	$4,678	3,810	23%	25%	103,828	107,711	-4%	-3%
Restructuring Charges (A)	1,119	-			1,288	-
Adjusted Direct Contribution to Profit	5,797	3,810	52%	55%	105,116	107,711	-2%	-2%

Allocated Shared Services and Admin. Costs:
Distribution	(3,631)	(3,960)	-8%	-6%	(15,277)	(15,945)	-4%	-4%
Technology	(8,179)	(7,700)	6%	6%	(30,727)	(27,572)	11%	11%
Occupancy and Other	(2,186)	(1,738)	26%	26%	(7,079)	(5,771)	23%	23%
Adjusted Contribution to Profit (after allocated	$(8,199)	(9,588)	-14%	-14%	52,033	58,423	-11%	-11%
Shared Services and Admin. Costs)

Total Adjusted Contribution to Profit (after	$97,451	102,804	-5%	-3%	375,869	392,856	-4%	-3%
allocated Shared Services and Admin. Costs)

Unallocated Shared Services and Admin. Costs:
Unallocated Shared Services and Admin. Costs	(57,812)	(35,468)	63%	63%	(143,270)	(120,518)	19%	20%
Restructuring Charges (A)	14,105	-			14,557	-
Impairment Charges (A)	5,241	-			5,241	-
Adjusted Unallocated Shared Services and Admin. Costs	$(38,466)	(35,468)	8%	9%	(123,472)	(120,518)	2%	3%

Adjusted Operating Income	$58,985	67,336	-12%	-9%	252,397	272,338	-7%	-6%

See the accompanying Notes to Unaudited Financial Statements for a description of each Adjustment.

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	April 30,
	2013	2012

Current Assets
Cash & cash equivalents	$334,140	259,830
Accounts receivable	161,731	171,561
Inventories	82,017	101,237
Prepaid and other	57,083	41,972
Total Current Assets	634,971	574,600
Product Development Assets	87,876	108,414
Technology, Property and Equipment	189,625	187,979
Intangible Assets	954,957	915,495
Goodwill	835,540	690,619
Other Assets	103,406	55,839
Total Assets	2,806,375	2,532,946

Current Liabilities
Accounts and royalties payable	143,313	151,350
Deferred revenue	362,970	342,034
Accrued employment costs	85,306	64,482
Accrued income taxes	16,093	18,812
Accrued pension liability	4,359	3,589
Other accrued liabilities	55,128	60,663
Total Current Liabilities	667,169	640,930
Long-Term Debt	673,000	475,000
Accrued Pension Liability	204,362	145,815
Deferred Income Tax Liabilities	197,526	181,716
Other Long-Term Liabilities	75,962	71,917
Shareholders' Equity	988,356	1,017,568
Total Liabilities & Shareholders' Equity	$2,806,375	2,532,946

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Twelve Months Ended
	April 30,
	2013	2012
Operating Activities:
Net income	$144,225	212,746
Amortization of intangibles	41,982	36,750
Amortization of composition costs	51,517	50,944
Depreciation of technology, property and equipment	56,017	50,397
Restructuring charges	29,293	-
Impairment charges	30,679	-
Gain, net of losses, on sale of consumer publishing programs	(5,983)	-
Deferred tax benefits on U.K. rate changes	(8,402)	(8,769)
One-time tax charge/(benefit) on recorded tax reserves	2,110	(7,524)
Stock-based compensation	11,928	17,262
Excess tax benefits from stock-based compensation	(193)	(2,044)
Royalty advances	(105,335)	(108,716)
Earned royalty advances	100,691	100,639
Other non-cash charges and credits	(6,584)	6,360
Change in deferred revenue	32,822	19,381
Income tax deposit	(42,077)	-
Net change in operating assets and liabilities, excluding acquisitions	4,347	12,222
Cash Provided by Operating Activities	337,037	379,648

Investments in organic growth:
Composition spending	(50,434)	(52,501)
Additions to technology, property and equipment	(58,704)	(67,377)

Free Cash Flow	227,899	259,770

Other Investing and Financing Activities:
Acquisitions, net of cash	(263,272)	(92,174)
Proceeds from sale of consumer publishing programs	29,942	-
Repayment of long-term debt	(472,500)	(888,411)
Borrowings of long-term debt	670,500	909,211
Change in book overdrafts	(451)	(4,414)
Cash dividends	(57,426)	(48,257)
Purchase of treasury shares	(73,721)	(87,072)
Debt financing costs	(382)	(3,119)
Proceeds from exercise of stock options and other	24,188	15,303
Excess tax benefits from stock-based compensation	193	2,044
Cash Used for Investing and Financing Activities	(142,929)	(196,889)

Effects of Exchange Rate Changes on Cash	(10,660)	(4,904)

Increase in Cash and Cash Equivalents for Period	$74,310	57,977

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Composition spending	$(50,434)	(52,501)
Additions to technology, property and equipment	(58,704)	(67,377)
Acquisitions, net of cash	(263,272)	(92,174)
Proceeds from sale of consumer publishing programs	29,942	-
Cash Used for Investing Activities	$(342,468)	(212,052)

Financing Activities:
Cash Used for Investing and Financing Activities	$(142,929)	(196,889)
Excluding:
Acquisitions, net of cash	(263,272)	(92,174)
Proceeds from sale of consumer publishing programs	29,942	-
Cash Provided by (Used for) Financing Activities	$90,401	(104,715)

Note: The Company’s management evaluates performance using free cash flow. The Company believes free cash flow provides a meaningful and comparable measure of performance. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for or provided by operating activities, investing activities and financing activities, as an indicator of performance.